Exhibit 99.1

Mesa-Royalty-Trust

Mesa Royalty Trust Announces Trust Income for October 2013

MESA ROYALTY TRUST
The Bank of New York Mellon Trust Company, N.A., Trustee
NEWS
RELEASE

FOR IMMEDIATE RELEASE

AUSTIN, TEXAS October 17, 2013 — Mesa Royalty Trust (NYSE symbol-MTR) announced the Trust income distribution for the month of October  2013. Unitholders of record on October 31, 2013 will receive distributions amounting to $ 0.151064484 per unit payable on January 31, 2014. The Trust received $233,628 and $31,392 from the New Mexico and Colorado portions of the San Juan Basin Properties. Royalty income from the Hugoton Properties totaled $30,690.

This press release contains forward-looking statements.  Although the working interest owners have advised the Trustee that the working interest owners believe that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The working interest owners alone control historical operating data, and handle receipt and payment of funds relating to the royalty properties and payments to the Trust for the related royalty. The Trustee cannot assure that errors or adjustments by the working interest owners, whether historical or future, will not affect future royalty income and distributions by the Trust.  Other important factors that could cause these statements to differ materially include delays in actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, and other factors described in the Trust’s Form 10-K for the year ended December 31, 2012 under “Item 1A. Risk Factors”.  Statements made in this press release are qualified by the cautionary statements made in such risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

Contact:	Mesa Royalty Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mary Jo Davis
1(800) 852-1422

http://mtr.investorhq.businesswire.com/

919 Congress Avenue, Austin, TX 78701